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                                                              File No. 333-44677
                                                                  Rule 424(b)(3)

                             PROSPECTUS SUPPLEMENT
                                      TO
                       PROSPECTUS DATED FEBRUARY 6, 1998



                           KEY ENERGY SERVICES, INC.

                                 30,000 SHARES
                                 COMMON STOCK


Nabors Acquisition Corp. IV, as the selling shareholder is hereby offering for resale thirty thousand (30,000) shares of Common Stock of Key Energy Services, Inc., a Maryland corporation. All of the shares are being offered at $9.625 per share. The shares are being offered by, and are being sold through ordinary brokerage transactions, with customary commissions being paid by the selling shareholder in connection with such resale. Key Energy will not receive any of the proceeds from the resale of the Shares offered hereby.

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol KEG. On July 5, 2000, the closing price of the common stock, as reported on the exchange, was $8.9375 per share.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" ON PAGE 4 OF OUR PROSPECTUS DATED FEBRUARY 6, 1998.

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    Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is illegal.
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The date of this prospectus supplement is July 6, 2000.